Exhibit 10.2

Execution Copy

BNP PARIBAS SECURITIES CORP. BNP PARIBAS 787 Seventh Avenue New York, New York 10019	THE BANK OF NOVA SCOTIA 250 Vesey Street New York, New York 10281

CONFIDENTIAL

August 1, 2017

Jacobs Engineering Group Inc.

1999 Bryan Street, Suite 1200

Dallas, Texas 75201

Attention:

Project Charlotte

$1,600,000,000 Senior Unsecured Revolving Credit Facility

Commitment Letter

Ladies & Gentlemen:

You have informed each of BNP Paribas (“BNPP”), BNP Paribas Securities Corp. (“BNPPSC” and, together with BNPP, “BNP Paribas”) and The Bank of Nova Scotia (“Scotiabank”, together with BNP Paribas, the “Commitment Parties”, “we” or “us”) that Jacobs Engineering Group Inc. and its subsidiaries (the “Company” or “you”) intend to acquire, through a merger (the “Acquisition”), the company you have identified to us as “Project Charlotte” and its subsidiaries (collectively, the “Acquired Business”) in a transaction that will result in you owning the Acquired Business.

You have further informed us that:

(a) you intend the financing for the Acquisition will include a $1,200,000,000 senior unsecured delayed-draw term loan facility (the “Term Loan Facility) as described in that certain letter agreement among us and you, of even date herewith (the “Term Loan Facility Commitment Letter”);

(b) (x) you are party to that certain Amended and Restated Credit Agreement, dated as of February 7, 2014 (as amended, modified or supplemented from time to time and in effect as of the date hereof , the “Existing Revolving Credit Agreement”), among the Company, certain subsidiaries of the Company, the several lenders from time to time parties thereto, each issuer of letters of credit from time to time party hereto, and Bank of America, N.A., as administrative agent and swing line lender and (y) you intend to solicit the approvals required under the Existing Revolving Credit Agreement for certain consents and amendments that would permit the closing of the Acquisition without any further consents from the Lenders and subject to no conditions other than the conditions in the Conditions Schedules (as defined below) (such consents and amendments collectively, the “Amendment”; the approvals required under the Existing Revolving Credit Agreement in connection with such Amendment, the “Required Approvals”); and

(c) solely in the event that the Required Approvals are not obtained for any reason (such event, an “Amendment Failure”), you intend that financing for the Transaction will also include a new $1,600,000,000 senior unsecured revolving credit facility (the “New Revolving Credit Facility”).

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Capitalized terms used but not defined herein are used with the meanings assigned to them in the Summary of Terms and Conditions attached hereto as Annex A (the “Term Sheet”), the Schedule of Conditions Precedent to the New Revolving Credit Facility on the Closing Date attached hereto as Annex B (“Conditions to Closing Schedule”) and the Schedule of Conditions Precedent to the New Revolving Credit Facility on the Funding Date attached hereto as Annex C (“Conditions to Funding Schedule”, and together with the Conditions to Closing Schedule, the “Conditions Schedules”, and the Term Sheet, the Conditions Schedules and this letter, collectively, the “Commitment Letter”). The Acquisition, the Term Loan Facility, the repayment of certain existing indebtedness of the Acquired Business, the Amendment, or if the Required Approvals are not obtained for any reason, the New Revolving Credit Facility, and the payment of related fees and expenses are hereinafter referred to collectively as the “Transaction”.

1. Engagement, Commitments and Conditions.

Amendment. Subject to the terms and conditions described in this Commitment Letter and in the confidential fee letter between you and us of even date herewith (the “Fee Letter”), we are pleased to confirm the arrangements under which each of BNPPSC and Scotiabank will commit to use their commercially reasonable efforts to solicit the Required Approvals and arrange the Amendment (in such capacity, the “Amendment Arrangers”). For the avoidance of doubt, this commitment to use commercially reasonable efforts to solicit the Required Approvals and arrange the Amendment is not a guarantee with respect to the successful outcome of the Amendment and does not constitute or give rise to a commitment to purchase commitments with respect to or loans under the Existing Revolving Credit Facility in order to ensure the successful outcome of the Amendment.

New Revolving Credit Facility. Subject to the terms and conditions described in this Commitment Letter and in the confidential Fee Letter, we are pleased to confirm (but solely in the event of an Amendment Failure) that (a) each of BNPPSC and Scotiabank is exclusively authorized by you to act, and each of BNPPSC and Scotiabank hereby agree to act, as the joint lead arrangers and joint bookrunners (in such capacities, the “New Revolving Credit Facility Arrangers” and, together with the Amendment Arrangers, the “Lead Arrangers”) for the New Revolving Credit Facility, (b) BNPP is exclusively authorized by you to act, and BNPP hereby agrees to act, as the administrative agent (in such capacity, the “Administrative Agent”) for the New Revolving Credit Facility, (c) the Lead Arrangers will manage the syndication of the New Revolving Credit Facility to a syndicate of banks, financial institutions and other persons that will participate in the New Revolving Credit Facility and that are reasonably acceptable to us and to you (your consent not to be unreasonably withheld or delayed) (such banks, financial institutions and other persons, including BNPP and Scotiabank, the “Lenders”), and (d) each of BNPP and Scotiabank (in such capacity, the “Initial Lenders”) commits, on a several but not joint basis, to provide the principal amount of the New Revolving Credit Facility set forth opposite such Commitment Party’s name on Schedule I attached hereto (for the avoidance of doubt, in each case, after giving effect to any original issue discount as contemplated herein or in the Fee Letter).

The commitments of the Initial Lenders hereunder and the undertaking of the Lead Arrangers to provide the services described herein are subject only to the satisfaction of each of the conditions precedent set forth in the Conditions Schedules. For the avoidance of doubt, the commitment of the Initial Lenders shall automatically and immediately terminate upon the occurrence, prior to or concurrent with the consummation of the Acquisition, of the receipt of the Required Approvals.

2. Solicitation and Syndication.

Amendment. The Lead Arrangers intend to commence the solicitation of the Required Approvals and the arrangement of the Amendment promptly following the date hereof. You agree to assist, and use your commercially reasonable efforts to cause the Acquired Business to assist, the Lead Arrangers in attempting to solicit the Required Approvals and arrange the Amendment. Such assistance shall include your using commercially reasonable efforts to (a) provide the Lead Arrangers with all information reasonably deemed necessary by the Lead Arrangers to obtain the Required Approvals and arrange the

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Amendment, including, but not limited to, all customary information with respect to the Acquired Business, the Transaction and the other transactions contemplated hereby, including, the Projections (as defined below); (b) assist in the preparation of customary marketing materials to be used in connection with the solicitation of the Required Approvals and arrangement of the Amendment; (c) ensure that the solicitation and arrangement efforts of the Lead Arrangers benefits materially from your existing lending relationships and the existing banking relationships of the Acquired Business; (d) cause direct contact between your senior management, representatives and advisors (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Acquired Business) and the lenders under Existing Revolving Credit Agreement (the “Existing Revolving Lenders”) and the Lead Arrangers; and (e) host, with the Lead Arrangers, one or more meetings (including telephonically) of the Existing Revolving Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause senior management of the Acquired Business to be available for such meetings).

New Revolving Credit Facility. In the event of an Amendment Failure, the Lead Arrangers intend to commence syndication of the New Revolving Credit Facility promptly following an Amendment Failure, and until the earlier of (i) a Successful Syndication and (ii) 60 days after the Closing Date (the earlier thereof, the “Syndication Date”), you agree to assist, and use your commercially reasonable efforts to cause, the Acquired Business to assist, the Lead Arrangers in attempting to achieve a Successful Syndication. Such assistance shall include your using commercially reasonable efforts to (a) provide the Lead Arrangers with all information reasonably deemed necessary by the Lead Arrangers to achieve a Successful Syndication, including, but not limited to, all customary information with respect to the Acquired Business, the Transaction and the other transactions contemplated hereby, including all customary financial information and customary projections relating to the Acquired Business (including financial estimates, budgets, forecasts and other forward-looking information for the life of the New Revolving Credit Facility, the “Projections”); (b) assist in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the New Revolving Credit Facility; (c) ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and the existing banking relationships of the Acquired Business; (d) cause direct contact between your senior management, representatives and advisors (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Acquired Business) and the proposed Lenders and the Lead Arrangers; and (e) host, with the Lead Arrangers, one or more meetings (including telephonically) of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause senior management of the Acquired Business to be available for such meetings).

You acknowledge that the Lead Arrangers on your behalf will make available an information package and presentation to the Existing Revolving Lenders or proposed syndicate of Lenders by posting the information package and presentation on DebtDomain, SyndTrak, IntraLinks or another similar electronic system. You also acknowledge that certain Existing Revolving Lenders or prospective Lenders may be “public side” Lenders (i.e., Existing Revolving Lenders or Lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to you, the Acquired Business, your or its subsidiaries, the respective securities of any of the foregoing or the Transaction and who may be engaged in investment and other market-related activities with respect to such entities’ securities). At the reasonable request of the Lead Arrangers, you agree to assist in the preparation of a version of the information package and presentation consisting exclusively of information and documentation with respect to the Acquired Business, the Acquired Business’ securities and the Transaction that is either (a) information is publicly available, (b) not material with respect to you, the Acquired Business, your or its respective subsidiaries, the Transaction or any of your or their respective securities for purposes of United States federal and state securities laws or (c) of a type that would be publicly disclosed in connection with any issuance by the

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Acquired Business or any of their respective subsidiaries of any debt or equity securities issued pursuant to a public offering, Rule 144A offering or other private placement where assisted by a placement agent (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”). It is understood that in connection with your assistance described above, customary authorization letters will be included in any information package and presentation whereby you or the Acquired Business authorize the distribution of such information to Existing Revolving Lenders or prospective Lenders, containing a representation by you or the Acquired Business to the Lead Arrangers that the Public Lender Information does not include information about the Company, its subsidiaries or its securities other than as described in clauses (a) through (c) above, and the Public Lender Information will contain customary language exculpating us, our affiliates, you, the Acquired Business and your and their affiliates with respect to any liability related to the use of the contents of such Public Lender Information or any related marketing material by the recipients thereof in violation of applicable securities laws. You acknowledge and agree that the following documents may be distributed to potential Lenders wishing to receive only the Public Lender Information (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents): (x) drafts and final definitive documentation with respect to the Amendment or, if applicable, the New Revolving Credit Facility (excluding, if applicable, any specifically identified confidential schedules thereof); (y) administrative materials prepared by the Lead Arrangers for Existing Revolving Lenders or prospective Lenders (such as a Lender meeting invitation, allocations and funding and closing memoranda (but excluding any projections)); and (z) notification of changes in the terms of the Amendment or, if applicable, the New Revolving Credit Facility. You also agree to identify that portion of any other Information (as defined below) as relating to you or the Acquired Business (the “Acquired Business Materials”) to be distributed to “public side” Lenders and that you will clearly and conspicuously mark such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking the Acquired Materials “PUBLIC,” you shall be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat the Acquired Business Materials as not containing any information with respect to the Acquired Business Materials or its securities other than as described in clauses (a) through (c) above. You agree that, unless expressly identified as Public Lender Information, each document to be disseminated by the Lead Arrangers to any Lender in connection with the New Revolving Credit Facility will be deemed to contain Private Lender Information (except with respect to those documents described in clauses (x), (y) and (z) of the second preceding sentence).

To ensure an orderly and effective solicitation of the Required Approvals or, if applicable, the syndication of the New Revolving Credit Facility and the commitments provided herein, you agree that, after your acceptance hereof but and until the later of the Closing Date and the Syndication Date, (i) you will not and will not permit any of your affiliates to, and (ii) you will use commercially reasonable efforts to cause the Acquired Business and its subsidiaries not to, in each case, solicit or attempt to solicit the Required Approvals, arrange or attempt to arrange the Amendment, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any offering, placement or arrangement of any debt securities or syndicated bank financing (other than (a) indebtedness incurred in the ordinary course of business for general corporate purposes and consistent with past practices for capital expenditures and working capital purposes, (b) the Term Loan Facility, (c) revolving borrowings and letters of credit issued under the Existing Revolving Credit Agreement or, if applicable, the New Revolving Credit Facility, in each case, incurred in the ordinary course of business for general corporate purposes consistent with past practices and (d) indebtedness permitted to be incurred and/or remain outstanding under the Acquisition Agreement as in effect on the date hereof, if any (“Permitted Surviving Debt”)) by or on behalf of you, the Acquired Business or any of your or the Acquired Business’ subsidiaries, without the prior written consent of the Lead Arrangers if such solicitation of Required Approvals, arrangement of the Amendment or debt securities or syndicated bank financing would have, in the reasonable judgment of the Lead Arrangers, a detrimental effect upon the solicitation of the Required Approvals, arrangement of the Amendment or primary syndication of the New Revolving Credit Facility.

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It is understood and agreed that the Lead Arrangers will manage and control all aspects of the solicitation of the Required Approvals or, if applicable, the syndication in consultation with you, including decisions as to the selection of prospective Lenders (which selection shall, for the avoidance of doubt, be subject to your consent (not to be unreasonably withheld or delayed)), when commitments will be accepted, and final allocations of the commitments among the Lenders. You agree that no other agents, co-agents, arrangers, syndication agents or book managers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Fee Letter) will be paid in connection with the solicitation of the Required Approvals or, if applicable, the New Revolving Credit Facility unless otherwise agreed between the Commitment Parties and you. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers. You and we also agree that BNP Paribas will have “left” placement and Scotiabank will appear to its immediate right in any and all marketing materials or other documentation used in connection with the New Revolving Credit Facility.

Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by the Initial Lenders, (a) the Initial Lenders shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the New Revolving Credit Facility on the Funding Date) in connection with any syndication, assignment or other transfer until after the funding of the New Revolving Credit Facility on the Funding Date, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of the Initial Lenders’ commitments in respect of the New Revolving Credit Facility until the funding of the New Revolving Credit Facility on the Funding Date, and (c) unless the Company agrees in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the New Revolving Credit Facility, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Funding Date has occurred.

The Commitment Parties hereby acknowledge and agree that the syndication described in this Section 2 is not a condition to the obligation of the Initial Lenders to fund the New Revolving Credit Facility.

3. Information.

You hereby represent, warrant that (with respect to information provided by or relating to the Acquired Business or its respective operations or assets, to your knowledge) (a) all written factual information and written factual data, other than (i) the Projections (defined below), estimates, budgets and other forward-looking information and (ii) information of a general economic or industry specific nature (such written information and data other than as described in the immediately preceding clauses (i) and (ii), the “Information”), that has been or will be made available to the Lead Arrangers or the other Lenders, directly or indirectly, by you, the sellers of the Acquired Business, the Acquired Business or by any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, supplemented or updated, correct in all material respects and does not or will not, when furnished, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates provided thereto through the later of the Closing Date and the Syndication Date) and (b) the Projections, when taken as a whole, have been, or will be, prepared in good faith based upon

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assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that (i) the Projections are merely a prediction as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you and/or the Acquired Business, and (iii) no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the later of the Syndication Date and the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations were being made at such time, you will (or, with respect to Information and Projections concerning the Acquired Business, you will, subject to any applicable limitations on your rights as set forth in the Acquisition Agreement, use commercially reasonable efforts to) supplement the Information and the Projections from time to time until such later date such that (to your knowledge with respect to the Acquired Business and its subsidiaries) the representations and warranties will be correct under those circumstances, it being understood that such supplementation (to the extent made prior to the Closing Date) shall cure any breach of such representation and warranty. You understand that in arranging and syndicating the New Revolving Credit Facility, the Lead Arrangers will be using and relying on the Information and the Projections without independent verification thereof.

The Commitment Parties hereby acknowledge and agree that the requirement to provide the information described in this Section 3 is not a condition to the obligation of the Initial Lenders to fund the New Revolving Credit Facility.

4. Expenses; Indemnification.

Whether or not a definitive financing agreement is entered into, you shall pay (or cause to be paid) our reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of one primary law firm and one local counsel for each of BNP Paribas and Scotiabank in each reasonably necessary, relevant and material jurisdiction, professional fees of consultants and other experts, and syndication and due diligence expenses) incurred before or after the date of this Commitment Letter arising in connection with the Commitment Letter, the Fee Letter, the definitive documentation for the Amendment or New Revolving Credit Facility, the solicitation of the Required Approvals, the syndication of the New Revolving Credit Facility and the other transactions contemplated hereby, whether or not the Amendment or New Revolving Credit Facility closes; provided that you shall not be required to pay our legal expenses relating to enforcement of the Company’s rights under this Commitment Letter or the Fee Letter.

You hereby agree to indemnify and hold harmless the Administrative Agent, the Commitment Parties and their respective affiliates and each director, officer, employee, agent, attorney and affiliate thereof (each such person, an “Indemnified Person”) from and against any losses, claims, damages, liabilities or other expenses to which an Indemnified Person may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Transaction, the solicitation of the Required Approvals, this Commitment Letter and the Fee Letter or any other transaction contemplated by the foregoing, and to reimburse, on demand, each Indemnified Person for any reasonable legal or other expenses of one primary law firm and one local counsel (and, in the case of an actual conflict of interest, one additional counsel to the affected Indemnified Persons) in each reasonably necessary, relevant and material jurisdiction, or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or participating in any such investigation, litigation or other proceeding (a “Proceeding”) (whether or not any such investigation, litigation or other proceeding involves claims made among you, the Acquired Business, its subsidiaries or any third party (other than any Indemnified

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Person), on the one hand, and any such Indemnified Person, on the other hand, and whether or not any such Indemnified Person is a party to any Proceeding out of which any such expenses arise); provided, the indemnity contained herein shall not apply to the extent that it is determined in a final nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or other expenses result from (a) the bad faith, gross negligence or willful misconduct of any Indemnified Person or any material breach of any Indemnified Person’s obligations hereunder, (b) the material breach of any Indemnified Person’s obligations under this Commitment Letter, or (c) disputes arising solely among Indemnified Persons, other than (x) disputes involving BNP Paribas or Scotiabank solely in each of their respective capacities as administrative agent, amendment arranger, book-runner or lead arranger (as applicable) for the Amendment or, if applicable, the New Revolving Credit Facility but solely with respect to BNP Paribas or Scotiabank in such capacity and not to any other Indemnified Person, person or entity involved therewith and (y) claims not arising out of any act or omission of you, the Acquired Business or any of your or their respective subsidiaries or affiliates. You shall not be liable for any settlement of any Proceeding (or expenses solely in respect of such settlement) effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned but in any event not be required during an event of default under the Existing Revolving Credit Agreement or, if applicable, the Credit Documents), but if settled with your written consent (if required), or if there is a final judgment against an Indemnified Person in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above. You shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (y) does not include any statement as to any admission of fault or culpability. The obligations to indemnify each Indemnified Person and to pay such legal and other expenses shall remain effective until the Closing Date, and thereafter the indemnification and expense reimbursement obligations contained herein shall automatically terminate and be superseded by those contained in the definitive documentation for the Amendment or, if applicable, the New Revolving Credit Facility pursuant to which the Company shall be liable for such indemnification and expense reimbursement obligations as provided therein. No party hereto shall be liable for any damages arising from the use by others of the Information or other materials obtained through internet, DebtDomain, SyndTrak, IntraLinks or similar information transmission systems in connection with the solicitation of the Required Approvals, the Amendment or the New Revolving Credit Facility, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter or the Fee Letter by, such person (or its controlled affiliates and controlling persons and their respective directors, officers, employees, partners, advisors, agents and other representatives); provided, nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein. No Indemnified Person or any indemnifying person shall be responsible or liable to any other party or any other person for any indirect, consequential, punitive or special damages in connection with the Transaction, the solicitation of the Required Approvals, the New Revolving Credit Facility, this Commitment Letter, the Fee Letter or any other transaction contemplated by the foregoing. The foregoing provisions of this paragraph shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

5. Marketing Period.

You will afford us a marketing period of at least 20 consecutive business days (the “Marketing Period”) following the earlier of (x) launch of the general syndication of the Term Loan Facility (which launch will be deemed to occur on the date of the initial meeting (including telephonically) of the prospective Lenders) and (y) the delivery by the Borrower to the Lead Arrangers of the Required Information. “Required Information” will mean the materials required to be delivered pursuant to clauses (a) and (b) in paragraph 2 hereof.

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The Commitment Parties hereby acknowledge and agree that the Marketing Period described in this Section 5 is not a condition to the obligation of the Initial Lenders to fund the New Revolving Credit Facility.

6. Confidentiality and Sharing Information.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your affiliates officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding or regulatory review (in each case under this clause (b), you agree, to the extent permitted by applicable law, to inform us promptly thereof) or (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by you; provided that you may disclose this Commitment Letter and the Fee Letter (but as to the Fee Letter, only to the extent the Fee Letter has been redacted to delete all of the economic provisions thereof) (i) to the Acquired Business, its affiliates and their respective officers, directors, employees, attorneys, accountants, agents and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (ii) to any rating agencies, (iii) to actual or prospective counterparties (or their advisors) to any swap or derivative transaction relating to you or any of your affiliates or any of their respective obligations, (iv) after your acceptance of this Commitment Letter and the Fee Letter, in required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (v) in connection with any action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or the enforcement of any rights hereunder or thereunder and (vi) as we may permit in writing.

We agree to hold all non-public information regarding you, the Acquired Business, your and its affiliates and business, identified as such by you and obtained by us in connection with the transactions contemplated hereby, in accordance with our respective customary procedures for handling confidential information of such nature, it being understood and agreed by you that, in any event, we (a) may make disclosures of such non-public information (i) to our affiliates and to our and our affiliates’ respective employees, legal counsel, independent auditors and other experts or agents and advisors or to our current or prospective financing sources and to other persons authorized by any of us to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this paragraph 6 (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to any actual or potential assignee, transferee, participant or securitization party of any rights, benefits, interests and/or obligations arising out of the New Revolving Credit Facility or to any direct or indirect contractual counterparties (or the professional advisors thereto) in swap or derivative transactions related to the New Revolving Credit Facility (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iii) to (x) any rating agency in connection with rating you, your subsidiaries or the New Revolving Credit Facility or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the New Revolving Credit Facility, (iv) as required or requested by any regulatory authority purporting to have jurisdiction over any of us or any of our respective affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the applicable Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory

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authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (v) to the extent required by order of any court, governmental agency or representative thereof or in any pending legal or administrative proceeding, or otherwise as required by applicable law or judicial process (in which case, to the extent permitted by law, the applicable Commitment Party agrees to inform you promptly thereof), (vi) in connection with any action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or the enforcement of any rights hereunder or thereunder, (vii) for purposes of establishing a “due diligence” defense, (viii) with the consent of you, or (ix) to the extent such information (x) becomes publicly available other than as a result of a breach of this paragraph 6, (y) becomes available to us or any of our respective affiliates on a non-confidential basis from a source other than you, the Acquired Business, or your or their respective affiliates, or (z) is independently developed by us or any of our respective affiliates; (b) after the closing of the Transaction, may disclose the existence of the Amendment, or in the event of an Amendment Failure, the Credit Documents and the information about such Amendment or Credit Documents to market data collectors and similar services providers to the lending industry (including without limitation for league table designation purposes) and to service providers to us or any of our respective affiliates in connection with the administration and management of such Amendment or Credit Documents; and (c) after the closing of the Transaction, we may (at our own expense) place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of you and your affiliates (or any of them), and the amount, type and closing date with respect to the transactions contemplated hereby. Our respective obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions contained in the definitive documentation for the Amendment or, in the event of an Amendment Failure, the definitive documentation for the New Revolving Credit Facility upon the initial funding of the New Revolving Credit Facility.

You agree, on behalf of yourself and your affiliates, that all information (including but not limited to the Projections) provided by or on behalf of you and your affiliates to us in connection with soliciting the Required Approvals or the New Revolving Credit Facility may be disseminated by or on behalf of us and made available to prospective Lenders who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with our and our respective affiliates’ standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective Lender or other meetings). You hereby further authorize us to download copies of your and the Acquired Business’ logos from their respective websites and post copies thereof on a DebtDomain, SyndTrak, IntraLinks or similar workspace and use such logos on any confidential information memoranda, presentations and other marketing materials.

7. Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that any Commitment Party or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us or any of our respective affiliates is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or any of our respective affiliates has advised or is advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by the Commitment Letter, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that none of the Commitment

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Parties has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of the Commitment Parties shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that none of the Commitment Parties is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and none of the Commitment Parties shall have any responsibility or liability to you with respect thereto. Any review by any Commitment Party of the Company, the Acquired Business, the Transaction, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of you or any of your affiliates.

8. PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Company and any other borrowers under the New Revolving Credit Facility, which information includes the name, address, tax identification number and other information regarding the Company and such other borrowers that will allow us and the Lenders to identify the Company and such other borrowers in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to us and each Lender.

9. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto expressly agrees that the state or federal courts located in New York County, State of New York shall have exclusive jurisdiction to hear and determine any claims pertaining to this Commitment Letter and the Fee Letter or any transaction relating hereto, any other financing related thereto, and any investigation, litigation or proceeding related to or arising out of any such matter and hereby submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection which any of them may have based on lack of personal jurisdiction, improper venue or inconvenient forum, provided, that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” and whether there shall have occurred a “Company Material Adverse Effect,” (b) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (as defined in Annex C) and (c) whether the Specified Acquisition Agreement Representations (as defined in Annex C) are true and correct in all material respects as of the Funding Date (or, with respect to such representations that are qualified by materiality, material adverse effect or language of similar effect are true and correct in all respects as of the Funding Date) and whether the Company has the right to terminate its obligations, or decline to consummate the Acquisition, under the Acquisition Agreement as a result of such representations and warranties failing to be true and correct, shall be determined in accordance with the laws of the State of Delaware without regard to conflict of laws principles that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction). Each of the parties hereto irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of any Commitment Party in the negotiation, performance or enforcement hereof or thereof.

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10. Surviving Provisions.

Paragraphs 5-10 hereof shall (except as otherwise therein provided) remain in full force and effect regardless of whether the definitive documentation with respect to the Amendment or the Credit Documents are executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder. In addition, in the event the Credit Documents are executed and delivered, the provisions in paragraph 2 hereof shall survive until the Syndication Date.

11. Assignment; Amendments; Counterparts; Etc.

This Commitment Letter is not assignable by you (other than to affiliates reasonably acceptable to the Commitment Parties in connection with the structuring of the Transaction) without our prior written consent and is intended to be solely for the benefit of the parties hereto and each Indemnified Person. Any and all obligations of, and services to be provided by, the Commitment Parties hereunder may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of its affiliates or branches. This Commitment Letter and the Fee Letter may not be amended or waived except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter and the Fee Letter may be executed in counterparts which, when taken together, shall constitute one original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier, facsimile or electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among us, you and your affiliates with respect to the New Revolving Credit Facility and supersedes all prior agreements and understandings, whether written or oral, relating to the specific matters hereof. Matters that are not covered or made clear in this Commitment Letter or in the Fee Letter are subject to mutual agreement of the parties hereto. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.

12. Acceptance and Termination.

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire automatically and without further action or notice and without further obligation to you at 5:00 p.m. (New York City time) on August 1, 2017 unless you execute this Commitment Letter and the Fee Letter and return them prior to that time to (i) BNP Paribas at 787 Seventh Avenue, New York, New York 10019, Attention: Brendan Heneghan and (ii) Scotiabank at 250 Vesey Street, New York, New York 10281, Attention: Michael Grad. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest to occur of (a) August 1, 2018, unless the Closing Date occurs on or prior thereto, (b) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions), and (c) the closing of the Acquisition without the receipt of the Required Approvals or the use of the New Revolving Credit Facility.

[remainder of page intentionally left blank]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Sincerely yours,

BNP PARIBAS SECURITIES CORP.

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Karim Remtoula
Name: Karim Remtoula
Title: Vice President

BNP PARIBAS

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Karim Remtoula
Name: Karim Remtoula
Title: Vice President

[Signature page to Commitment Letter]

THE BANK OF NOVA SCOTIA

By:	/s/ Michael Grad
Name: Michael Grad
Title: Director

[Signature page to Commitment Letter]

Agreed and Accepted
this 1st day of August, 2017

JACOBS ENGINEERING GROUP INC.

By:	/s/ Kevin C. Berryman
Name: Kevin C. Berryman
Title: Executive Vice President and Chief Financial Officer

[Signature page to Commitment Letter]

SCHEDULE I

Commitments

Initial Lenders	Commitments
BNP Paribas	$800,000,000
The Bank of Nova Scotia	$800,000,000
Total	$1,600,000,000

Execution Copy

Annex A

JACOBS ENGINEERING GROUP INC.

$1,600,000,000 Senior Unsecured Revolving Credit Facility

Summary of Terms and Conditions

This Summary of Terms and Conditions describes the principal terms of the New Revolving Credit Facility referred to in the Commitment Letter of which this Annex A is a part. All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter.

Borrower:	Jacobs Engineering Group Inc. (the “Company”) and certain subsidiaries of the Company (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each, a “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	BNP Paribas Securities Corp (“BNPPSC”) and The Bank of Nova Scotia (“Scotiabank”), in their capacities as Joint Lead Arrangers and Joint Bookrunners (collectively, the “Lead Arrangers”).

Administrative Agent:	BNP Paribas (“BNPP”) in its capacity as administrative agent (the “Administrative Agent”).

Syndication Agent:	To be determined.

Documentation Agent:	To be determined.

Lenders:	Such banks, financial institutions and other lenders (including BNPP and Scotiabank, collectively, the “Lenders”) selected by the Lead Arrangers.

Transaction:	The acquisition (the “Acquisition”) of “Project Charlotte” and its subsidiaries (the “Acquired Business”), the Term Loan Facility, the Amendment or, if the Required Approvals are not obtained, the New Revolving Credit Facility, the repayment of certain existing indebtedness of the Acquired Business, and the payment of all related fees and expenses (collectively, the “Transaction”).

Closing Date:	The date on which all conditions listed on the Conditions to Closing Schedule have occurred (the “Closing Date”).

Funding Date:	The date on which the Acquisition is consummated and the initial funding of the New Revolving Credit Facility has occurred (the “Funding Date”), but in any event no later than August 1, 2018 (the “Outside Date”).

Revolving Credit Facility:	$1,600,000,000 senior unsecured revolving credit facility (the “New Revolving Credit Facility”, and the commitments under the New Revolving Credit Facility are referred to herein as the “Commitments”, and the loans thereunder, together with (unless the context otherwise requires) the Swing Line Loans (as defined below), the “New Revolving Loans”).

The New Revolving Credit Facility will include a $1,055,000,000 multicurrency tranche (“Tranche 1”, and the commitments under Tranche 1 are referred to herein as the “Tranche 1 Commitments” and the loans thereunder, the “Tranche 1 Loans) and (ii) a $545,000,000 multicurrency tranche (“Tranche 2”, and the commitments under Tranche 2 are referred to herein as the “Tranche 2 Commitments” and the loans thereunder, the “Tranche 2 Loans).

A portion of the Tranche 1 Commitments, in amounts and on terms substantially consistent with the Existing Revolving Credit Agreement, will be made available to certain of the Borrowers by the Administrative Agent (in such capacity, the “Swing Line Lender”) as swing line loans (the “Swing Line Loans”).

A portion of the Tranche 1 Commitments, in amounts and on terms substantially consistent with the Existing Revolving Credit Agreement, will be made available to certain of the Borrowers by the Administrative Agent (and each other consenting Lender that is acceptable to the Company and the Administrative Agent (each, an “Issuing Lender”)) for the issuance of letters of credit (“Letters of Credit”).

Increase in Commitments:	The New Revolving Credit Facility will permit the Borrowers to increase Commitments under the New Revolving Credit Facility in amounts and on terms substantially consistent with the Existing Revolving Credit Agreement.

Credit Documents:	The definitive financing documentation for the New Revolving Credit Facility (the “Credit Documents”) will contain conditions to borrowing, representations, warranties, financial, affirmative and negative covenants and events of default, in each case, with customary exceptions, qualifications, baskets, grace periods and thresholds to be mutually agreed, as set forth in this Term Sheet and as are usual and customary for financings of this kind and such other terms as may be mutually agreed; it being understood and agreed that the terms and conditions of the Credit Documents will be substantially consistent with the terms and conditions of the Existing Revolving Credit Agreement, as modified to incorporate the Required Approvals (the “Amended Revolving Credit Agreement”).

Purpose/Use of Proceeds:	Proceeds will be used to fund the Transaction, including to refinance all amounts outstanding under the Existing Revolving Credit Agreement.

Availability:	Amounts available under the New Revolving Credit Facility may be borrowed, repaid and reborrowed on and after the Funding Date until the maturity date. If the New Revolving Loans have not been funded on or prior to the earlier of (a) the date of termination of the Acquisition Agreement in accordance with its terms and (b) the Outside Date (such earlier date, the “Termination Date”), the New Revolving Credit Facility shall be permanently cancelled.

Maturity:	Same as the revolving credit commitments under the Existing Revolving Credit Agreement.

Guarantees:	Substantially consistent to the guarantees under the Existing Revolving Credit Agreement.

Interest Rate:

At the Borrowers’ option, the New Revolving Loans will bear interest as follows:

•    Adjusted Eurodollar Rate plus the Applicable Margin, or

•    Base Rate plus the Applicable Margin.

As used herein, the terms “Adjusted Eurodollar Rate” and “Base Rate” will have meanings customary and appropriate for financings of this type (including with respect to statutory reserve requirements), and the basis for calculating accrued interest and the interest periods for New Revolving Loans bearing interest based upon the Adjusted Eurodollar Rate (“Eurodollar Loans”) will be customary and appropriate for financings of this type; provided, that the Adjusted Eurodollar Rate shall be no less than zero. In no event will New Revolving Loans bearing interest based upon the Base Rate (“Base Rate Loans”) be less than the sum of (a) the one-month Adjusted Eurodollar Rate (after giving effect to any “floor”) plus (b) the difference between the applicable stated margin for Eurodollar Loans and the applicable stated margin for Base Rate Loans. Each Swing Line Loan will be outstanding only as a Base Rate Loan.

As used herein, the term “Applicable Margin”, means the following percentage per annum, based upon the following Consolidated Leverage Ratio level:

Consolidated Leverage Ratio	Eurodollar Loans	Base Rate Loans
≤ 1.25:1.00	1.000%	0.000%
> 1.25:1.00 but < 1.75:1.00	1.250%	0.250%
≥ 1.75:1.00 but < 2.25:1.00	1.375%	0.375%
≥ 2.25:1.00	1.500%	0.500%

After the occurrence and during the continuance of a payment or bankruptcy event of default, interest on all amounts then outstanding will accrue at the following rates: (a) with respect to obligations other than Tranche 2 Loans and Letter of Credit Fees, (x) the Base Rate plus (y) the Applicable Margin, if any, applicable to Base Rate Loans (iii)

plus an additional two percentage points (2.00%) per annum, provided, however, that with respect to Eurodollar Loans, the default rate shall be an otherwise applicable rate plus 2% per annum. (b) with respect to the Tranche 2 Loans, (x) the otherwise applicable rate (or if no such rate, then by reference to the Base Rate) plus (y) an additional two percentage points (2.00%) per annum and (c) with respect to Letter of Credit Fees, a rate equal to (x) the Applicable Margin plus (y) an additional two percentage points (2.00%) per annum.

For purposes of determining the Applicable Margin described above and Fees described below, Consolidated Leverage Ratio, Consolidated Net Income and Consolidated EBITDA will be defined in a manner substantially consistent with the Existing Revolving Credit Agreement (without giving effect to any amendments or modification to the definitions of Consolidated Net Income or Consolidated EBITDA as described herein).

Interest Payments:	Quarterly for Base Rate Loans; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months (or, if available, twelve months, with the consent of all affected Lenders), for Eurodollar Loans (and at the end of every three months, in the case of interest periods longer than three months); and upon prepayment (to the extent accrued on the amount being prepaid), in each case payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to Base Rate Loans).

Fee:

Commitment Fees: Payable to the Lenders under the New Revolving Credit Facility equal to (x) 0.100% per annum, times (y) the daily average undrawn portion of the New Revolving Credit Facility (reduced by the amount of Letters of Credit issued and outstanding), with step- ups to (i) 0.150% per annum based on a Consolidated Leverage Ratio of greater than 1.25:1.00, but less than 1.75:1.00, (ii) 0.200% per annum based on a Consolidated Leverage Ratio of equal to or greater than 1.75:1.00, but less than 2.25:1.00 and (iii) 0.250% per annum based on a Consolidated Leverage Ratio of greater than 2.25:1.00.

Letter of Credit Fees: Payable to Lenders under the New Revolving Credit Facility equal to (a) in the case of Financial Credits (as defined in the Existing Revolving Credit Agreement): (x) the applicable margin then in effect for Eurodollar Loans under the Revolving Facility, times (y) the daily average maximum amount available under all issued and undrawn Letters of Credit and (b) in the case of Performance Credits (as defined in the Existing Revolving Credit Agreement): (x) 0.625% per annum, times (y) the daily average maximum amount available under all issued and undrawn Letters of Credit, with step-ups to (i) 0.750% per annum based on a Consolidated Leverage Ratio of greater than 1.25:1.00, but less than 1.75:1.00, (ii) 0.875% per annum based on a Consolidated Leverage Ratio of equal to or greater than 1.75:1.00, but less than 2.25:1.00, and (iii) 1.000% per annum based on a Consolidated Leverage Ratio of greater than 2.25:1.00.

Each of the foregoing fees will be computed on the basis of a 360-day year and actual days elapsed and will accrue and be payable quarterly in arrears.

In addition, the Borrowers will pay to each Issuing Lender certain other customary fees assessed with respect to each Letter of Credit issued thereby.

Other Fees:	See separate confidential Fee Letter.

Amortization:	Payable at maturity (no required amortization).

Voluntary Prepayments:	Voluntary prepayments may be made subject to provisions substantially consistent with those under the Existing Revolving Credit Agreement.

Representations and Warranties:	Substantially consistent with the Existing Revolving Credit Agreement.

Financial Definitions:	See Annex D for the definitions of Consolidated Net Income and Consolidated EBITDA, solely for the purpose of testing compliance with the Consolidated Leverage Ratio and Consolidated Net Worth.

Financial Covenants:

Substantially consistent with the Existing Revolving Credit Agreement, except the level of the Consolidated Leverage Ratio test shall be modified as follows:

a.      with respect to any fiscal quarter ending on or prior to the one year anniversary of the Closing Date, 3.25:1.00; and

b.      thereafter, 3.00:1.00;

provided that, at the request of the Company following a material Permitted Acquisition (other than the Acquisition), such level shall be increased to 3.50:1.00 for a period of twelve months (“Elevated Compliance Period”); provided further, that the Consolidated Leverage Ratio shall be brought within the 3.00:1:00 level required by the Consolidated Leverage Ratio test for one full fiscal quarter period prior to any subsequent Elevated Compliance Period.

Affirmative Covenants:	Substantially consistent with the Existing Revolving Credit Agreement.

Negative Covenants:	Substantially consistent with the Existing Revolving Credit Agreement.

Events of Default:	Substantially consistent with the Existing Revolving Credit Agreement.

Conditions Precedent to the Closing Date:	The conditions to the closing of the New Revolving Credit Facility on the Closing Date will be subject only to those conditions listed in the Conditions to Closing Schedule.

Conditions Precedent to the Borrowings and Issuances on the Funding Date:	The conditions to the initial funding of the New Revolving Credit Facility and the issuances of any Letters of Credit on the Funding Date will be subject only to those conditions listed in the Conditions to Funding Schedule.

Conditions Precedent to Subsequent Borrowings and Issuances:	Substantially consistent with the Existing Revolving Credit Agreement.

Assignments and Participations:	Substantially consistent with the Existing Revolving Credit Agreement.

Amendments and Waivers:	Substantially consistent with the Existing Revolving Credit Agreement.

Taxes; Yield Protection; “EU Bail-In”:

The Credit Documents will provide that all payments are to be made free and clear of any taxes, imposts, assessments, withholdings or other deductions whatsoever, subject in each case to customary exceptions.

The Borrowers will indemnify the Lenders against customary Eurodollar Rate breakage costs as well as all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the Base Rate or Adjusted Eurodollar Rate. The Credit Documents will include customary “EU Bail-In” provisions.

Non-Consenting and Defaulting Lenders:	Substantially consistent with the Existing Revolving Credit Agreement.

Indemnity and Expenses:	Substantially consistent with the Existing Revolving Credit Agreement.

Governing Law and Forum:	New York.

Counsel to Lead Arrangers and Administrative Agent:	Winston & Strawn LLP.

Annex B

Schedule of Conditions Precedent to the New Revolving Credit Facility on the Closing Date

This Schedule of Conditions Precedent to the New Revolving Credit Facility sets forth the conditions to closing the New Revolving Credit Facility on the Closing Date and is the Conditions to Closing Schedule referred to in the Commitment Letter of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter, the Summary of Terms and Conditions attached thereto as Annex A and the Conditions to Funding Schedule attached thereto as Annex C.

1.	Representations and Warranties. Each of the representations and warranties made by Borrowers set forth in the Credit Documents relating to (a) existence, qualification and power (as to the execution, delivery and performance of the applicable Credit Documents); (b) authorization (as to the execution, delivery, and performance of the applicable Credit Documents); (c) binding effect and enforceability of the Credit Documents; (d) no conflicts of the Credit Documents with charter documents or applicable law; (e) margin regulations and Investment Company Act, (f) use of proceeds not violating OFAC, PATRIOT ACT or FCPA; (g) solvency; (h) status of the New Revolving Credit Facility as senior debt and (i) no payment, financial covenants (tested on a standalone (non-pro-forma) basis and without giving effect to the Acquisition or any indebtedness incurred in connection with the Acquisition) or bankruptcy Event of Default (the “Specified Representations”) shall be true and correct in all material respects as of the Closing Date (provided any such representations that are qualified by materiality, material adverse effect or language of similar effect shall be true and correct in all respects as of the Closing Date).

2.	Credit Documents. The Borrowers and all other relevant parties will have executed and delivered the applicable Credit Documents.

3.	Financial Information. The Lead Arrangers will have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company as of the last day of and for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, and the Lead Arrangers hereby acknowledge receipt of such financial statements for the 2016 fiscal year of the Company; (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company as of the last day of and for each subsequent fiscal quarter (other than the fourth fiscal quarter of the fiscal year of the Acquired Business) ended at least 45 days prior to the Closing Date, and the Lead Arrangers hereby acknowledge receipt of such financial statements for the fiscal quarter ending on March 31, 2017; (c) pro forma balance sheet and income statements of the Company as of and for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to this paragraph, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of such statement of income); and (d) financial projections prepared by the Company and its subsidiaries on an annual basis thereafter to and including 2017, 2018, 2019 and 2020, which financial projections are in form and substance reasonably satisfactory to the Lead Arrangers, and the Lead Arrangers hereby acknowledge receipt of financial projections which satisfy the requirements of this paragraph 3(d).

4.	Fees and Expenses. All fees and expenses related to the Transaction payable to the Lead Arrangers, the Administrative Agent, the Lenders and third party service providers that are specifically required to be paid on the Closing Date by the Term Sheet and under the Commitment Letter and the Fee Letter shall have been paid.

B-1

5.	Closing Deliverables. The Company will have delivered the following: (a) customary evidence of authorization of the Credit Documents; (b) customary officer’s certificates; (c) good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrowers; (d) a customary solvency certificate on a consolidated basis from the chief financial officer of the Company; and (e) customary legal opinions. So long as requested by the Administrative Agents at least ten business days prior to the Closing Date, the Administrative Agent will have received, no later than five business days prior to the Closing Date, all documentation and other information reasonably necessary for reasonably satisfactory compliance with applicable know your customer and anti-money laundering rules and regulations and the PATRIOT Act.

B-2

Annex C

Schedule of Conditions Precedent to the New Revolving Credit Facility on the Funding Date

This Schedule of Conditions Precedent to the New Revolving Credit Facility sets forth the conditions to the initial availability and borrowing of the New Revolving Credit Facility on the Funding Date and is the Conditions to Funding Schedule referred to in the Commitment Letter of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter, the Summary of Terms and Conditions attached thereto as Annex A and the Conditions to Closing Schedule attached thereto as Annex B.

1.	Concurrent Transactions. Concurrent with or prior to the initial availability of and borrowing under New Revolving Credit Facility on the Funding Date, the following will occur:

(a) The Company and each other party to the Term Loan Credit Facility shall have executed and delivered the Term Loan Credit Facility Documentation on terms consistent with the Term Loan Facility Commitment Letter and otherwise reasonably satisfactory to the Commitment Parties.

(b) The Acquisition will have been consummated in accordance with the terms of the Agreement and Plan of Merger dated as of the date of the Commitment Letter, among the Company, the Charlotte entity specified therein and the other parties thereto (as amended, supplemented, or otherwise modified in accordance with this paragraph 2(b), the “Acquisition Agreement”), which will be in form and substance reasonably satisfactory to the Lead Arrangers (and the Lead Arrangers hereby acknowledge that the Acquisition Agreement delivered to them as of August 1, 2017 is satisfactory), and all conditions precedent for the Company to the consummation of the Acquisition, as set forth in the Acquisition Agreement, will have been satisfied in all material respects without any waiver, amendment, supplement or other modification that is materially adverse to the Lenders unless the Lead Arrangers will have consented thereto; provided that (x) any change in the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) and (y) any materially adverse modifications to any of the following provisions contained in Sections 7.3, 8.9, 8.12 and 8.15 of the Acquisition Agreement that relate to the Administrative Agent’s or any Lender’s liability, jurisdiction, or status as a third party beneficiary under the Acquisition Agreement, in each case, shall be deemed to be materially adverse to the interest of the Lenders.

2.	Representations and Warranties.

(a) Each of the Specified Representations shall be true and correct in all material respects as of the Funding Date (provided any such representations that are qualified by materiality, material adverse effect or language of similar effect shall be true and correct in all respects as of the Funding Date).

(b) Each of the representations and warranties made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (the “Specified Acquisition Agreement Representations”) shall be true and correct in all material respects as of the Funding Date (provided any such representations that are qualified by materiality, material adverse effect or language of similar effect shall be true and correct in all respects as of the Funding Date), but only to the extent that Company has the right to terminate its obligations, or decline to consummate the Acquisition, under the Acquisition Agreement as a result of such representations and warranties failing to be true and correct.

C-1

3.	No Material Adverse Change. Since the date of the Acquisition Agreement, there has not occurred any change, event, development, condition, occurrence or effect or state of facts that has had a Company Material Adverse Effect (as defined in the Acquisition Agreement).

4.	Financial Information. The Lead Arrangers will have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business as of the last day of and for the three most recently completed fiscal years ended at least 90 days prior to the Funding Date, and the Lead Arrangers hereby acknowledge receipt of such financial statements for the 2014, 2015, and 2016 fiscal years of the Acquired Business; and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business as of the last day of and for each subsequent fiscal quarter (other than the fourth fiscal quarter of the fiscal year of the Acquired Business) ended at least 45 days prior to the Funding Date, and the Lead Arrangers hereby acknowledge receipt of such financial statements for the fiscal quarter ending on March 31, 2017;

5.	Fees and Expenses. All fees and expenses related to the Transaction payable to the Lead Arrangers, the Administrative Agent, the Lenders and third party service providers that are specifically required to be paid on the Funding Date by the Term Sheet and under the Commitment Letter and the Fee Letter shall have been paid.

6.	Funding Deliverables. The Administrative Agent shall have received an executed notice of borrowing for the funding of the New Revolving Credit Facility and reasonably satisfactory confirmation of arrangements for the repayment of and release of liens with respect to all existing third-party indebtedness for borrowed money of the Borrowers and the Acquired Business (except for Permitted Surviving Debt).

7.	Funding Date. The Funding Date will have occurred on or prior to the Termination Date.

C-2

Annex D

Consolidated Net Income and Consolidated EBITDA Definitions

“Consolidated Net Income” means, for any period, the consolidated net income of the Company and its

Subsidiaries as determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, an amount determined for the Company and its Subsidiaries on a consolidated basis equal to:

(a) Consolidated Net Income for such period, plus,

(b) the following to the extent deducted in calculating such Consolidated Net Income, the sum, without duplication, of amounts for:

i.	Consolidated Interest Charges,

ii.	the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries,

iii.	depreciation and amortization,

iv.	any extraordinary, unusual, infrequent or non-recurring losses,

v.	any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, operating expense reductions, restructuring, severance, business optimization, integration, transition, decommissioning, lease termination payments, consolidation and other restructuring costs, charges, accruals, reserves or expenses in an amount not to exceed (i) with respect to any four-fiscal quarter period the last day of which is on or prior to the first anniversary of the consummation of the Charlotte Acquisition (x) $200,000,000 in the aggregate in respect of any such cash costs, charges, accruals, reserves or expenses attributable to Company and its Subsidiaries (other than the Acquired Business) and (y) $200,000,000 in the aggregate in respect any such cash costs, charges, accruals, reserves or expenses attributable to the Acquired Business, and (ii) with respect to any four-fiscal quarter period the last day of which is after the first anniversary of the consummation of the Charlotte Acquisition, the greater of (x) 10% of Consolidated EBITDA (calculated prior to giving effect to any adjustment pursuant to this clause) and (y) $100,000,000, in the aggregate in respect any such cash costs, charges, accruals, reserves or expenses attributable to the Company and its Subsidiaries (including the Acquired Business), provided that, in calculating the amount of cash costs, charges, accruals, reserves or expenses attributable to the Company and its Subsidiaries (including the Acquired Business) for purposes of this clause (b)(v)(ii), any amount of cash costs, charges, accruals, reserves or expenses attributable to the Company and its Subsidiaries (including the Acquired Business) included pursuant to clause (b)(v)(i)(x) or (y) above during such four fiscal quarter period shall count towards the limit described in this clause (b)(v)(ii),

vi.	fees and expenses in connection with the Acquisition and the related transactions contemplated by the Acquisition Agreement (including fees and expenses related to the Amendment, the New Revolving Credit Facility and the entry into the Term Loan Credit Agreement),

vii.	fees and expenses incurred during such period in connection with any proposed or actual equity issuance or any proposed or actual issuance or incurrence of any Indebtedness, or any proposed or actual Acquisitions, Investments or Dispositions, including any financing fees and any merger and acquisition fees,

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viii.	any losses during such period resulting from the sale or Disposition of any assets of, or the discontinuation of any operations of, in each case, the Company or any Subsidiary,

ix.	non-cash charges and expenses that are either (a) related to stock option awards or other equity compensation, (b) in connection with any Acquisition, Investment or Disposition or (c) impairment charges,

x.	any other non-cash charges or expenses (provided, that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), and

xi.	any cash or non-cash charges related to project losses in an aggregate amount not to exceed $50,000,000 for the twelve month period following the consummation of the Charlotte Acquisition, minus,

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, any extraordinary, unusual, infrequent or non-recurring gains for such period,

provided, however, that if there has occurred a Permitted Acquisition, Investment or Disposition during the relevant period, Consolidated EBITDA shall be calculated, at the option of the Company, on a pro forma basis after giving effect to such Permitted Acquisition, Investment or Disposition as if such Permitted Acquisition, Investment or Disposition occurred on the first day of such period, and provided, further, that Consolidated EBITDA may, at the option of the Company, be further adjusted for any pro forma adjustments that are made in accordance with the SEC pro forma reporting rules under the Securities Exchange Act of 1934.

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